Ex10(g)(x)

Dear _____________,

Congratulations! On behalf of Arrow Electronics, Inc. (the “Company”), I am delighted to extend to you an offer of employment for the position of ______________, contingent upon you executing the Executive Restrictive Covenants Agreements of the Executive Change In Control Retention Agreement and the Executive Severance Policy.

Base Salary

You will be paid a base salary at an annual rate of _____________, payable in monthly installments and in accordance with the Company’s standard payroll practices.

Short-Term Incentive

You will be eligible to receive an annual incentive payment under the Management Incentive Compensation Plan (the “MICP”). The amount of your short-term incentive target is ___________. The actual incentive you earn may be higher or lower depending on business results and your individual performance, subject to a cap equal to __________ and the terms and conditions of the MICP. Your short-term incentive target and the cap will be prorated for the time you are actively employed by the Company.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has overall responsibility for evaluating the final results under the MICP, determining the amount of the final payout of your award, and has the sole discretion to adjust awards, upward or downward, based on its evaluation of the quality of results in any year and your individual performance up until the time an award is determined and paid. Your MICP award is contingent upon approval by the Compensation Committee and is not earned or vested until it is paid.

You must be employed by the Company in good standing on the payment date to earn and receive an MICP award. In the event your employment with the Company terminates for any reason other than death before the MICP award is paid, including due to your voluntary termination, the MICP award will not be earned or vested, and you will have no right to receive, and the Company will have no obligation to pay to you, your MICP award. Your MICP award will be prorated for the time you were actively employed by the Company in the event your employment relationship with the Company ends as a result of your death. Your MICP award, if any, will be paid on or before March 15 of the subsequent calendar year.

Employee Benefits

You will be eligible for the Company’s market-based employee benefits (health, dental, life, short-term disability, long-term disability, and 401(k)) as described on Arrow Benefits (http://benefits.arrow.com). For most benefits, coverage begins on the first day of the month following one (1) calendar month of active service. You have thirty-one (31) days from your hire date to make your benefit elections. In addition, you may participate in additional programs provided to the executive management team (the Supplemental Executive Retirement Plan, the Management Insurance Program, and the Executive Health Program). Please refer to the applicable plan documents for information about eligibility and coverage.

M. EXECUTIVE NAME

LETTER DATE

Sign-On Bonus

Upon acceptance of this offer and commencing employment with the Company no later than ____________, you will receive a one-time sign-on bonus in the amount of ____________ (the “Sign-On Bonus”), less applicable deductions and withholdings, payable on ____________. You will be required to sign an agreement with the full terms and conditions of your Sign-On Bonus, including repayment, should your employment terminate before ____________.

Long-Term Incentive Program

Beginning with the __________ plan year, you may be eligible to participate in the Long-Term Incentive Program (the “LTIP”), as determined by the Company from time to time. Although the design and structure of the LTIP may change, recent LTIP awards have consisted of annual equity awards made in the form of time-based restricted stock units and performance stock units.

Upon acceptance of this offer and your commencing employment with the Company, at an upcoming Board of Directors’ meeting, we will recommend to the Compensation Committee that you be granted a one-time, special grant of _________ with a grant date value of ____________ (the “Welcome Aboard Award”). If approved by the Compensation Committee and subject to your continued employment with the Company as of the applicable vesting dates, the __________ will vest _________ on each of the _________ anniversaries of the grant date.

The LTIP, your eligibility for participation in the LTIP, and all LTIP awards, including annual awards and the Welcome Aboard Award, shall be subject to the discretion and approval of the Compensation Committee, the terms and conditions of the Company’s Omnibus Incentive Plan, as amended from time to time, and any award agreement issued to you in connection with the grant of an LTIP award.

Equity Governance Programs and Company Policy

As a member of the Company’s Executive Committee, you will be required to abide by all applicable Company policies, including the Arrow Worldwide Code of Business Conduct and Ethics, the Company’s Insider Trading Policy, the Company’s Trading Window, the Company’s Incentive Compensation Clawback Policy, the Company’s Dodd-Frank Compensation Clawback Policy, the Company’s Anti-Hedging and Anti-Pledging Policy, the Company’s Executive Stock Ownership Guidelines, and the Securities Exchange Act of 1934.

Contingencies

This employment offer is contingent upon you having no contractual commitments inconsistent with your obligations to the Company and successfully completing all aspects of the Company’s pre-employment screening process.

This letter shall not be construed as a contract of employment for a fixed period. Your employment is at-will, meaning you or the Company are free to end your employment at any time. Your post-employment obligations will be governed by the Executive Restrictive Covenants Agreements of the Executive Change In Control Retention Agreement and the Executive Severance Policy.

M. EXECUTIVE NAME

LETTER DATE

This letter confirms all of the terms of employment and supersedes any prior understandings or agreements, whether oral or written, between you and the Company, and may not be amended or modified except by an express written agreement signed by the Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer.

Best Regards,

Gretchen Zech

Senior Vice President, Chief Governance, Sustainability, and Human Resources Officer

Accepted and agreed to this day:

_________________________________